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                                                           Exhibit 99.5(a)


                                 EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT, dated as of February 16, 1998, by and between USI, Inc., a Delaware corporation, with its principal office at 101 Wood Avenue South, Iselin, New Jersey 08830, which immediately after the Mergers contemplated below will be renamed U.S. Industries, Inc. ("USI") and Robert R. Womack, residing at 48 Downs Lake Circle, Dallas, Texas 75230 ("Executive").

                                 W I T N E S S E T H:

          WHEREAS, Executive is currently employed as Chairman and Chief Executive Officer of Zurn Industries, Inc. (the "Company");

          WHEREAS, Executive and the Company have previously executed an Employment Agreement dated January 22, 1996 (the "Prior Employment Agreement") and an Agreement Relating to Employment dated October 17, 1994 (the "Prior Change in Control Agreement"); and

          WHEREAS, pursuant to a contemplated Agreement and Plan of Merger among current U.S. Industries, Inc., USI, the Company, Blue Merger Corp. and Zoro Merger Corp., dated as of February 16, 1998 (the "Merger Agreement"), as of the consummation of the Mergers (as defined in the Merger Agreement), the Company will become a wholly-owned subsidiary of USI.

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          WHEREAS, effective as of the consummation of the Mergers (the
"Effective Date"), USI will employ Executive as the Chief Executive Officer of the USI Plumbing and Bath Products Company, a group of all of the subsidiaries and divisions of USI in the plumbing and bath products business (the "USI Plumbing Products Company") and cause the Company to employ Executive as its Chairman and Chief Executive Officer; and

          WHEREAS, USI and Executive desire to enter into an agreement (the "Agreement") to embody the terms of Executive's prospective employment on and after the Effective Date.

          NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

          1. TERM OF EMPLOYMENT. Except for earlier termination as provided in Section 7 hereof, Executive's employment under this Agreement shall be for a three-year term commencing on the Effective Date (the "Employment Term"). Notwithstanding the foregoing, if prior to August 31, 1998 the Mergers do not occur, this Agreement shall, other than this sentence, be null and void and be of no force or effect.

          2. POSITIONS. (a) Executive shall serve as Chief Executive Officer of the USI Plumbing Products Company and, while the Company is a subsidiary of USI, as Chairman and Chief Executive Officer of the Company. It is the intention of the parties that during the Employment Term, Executive shall also serve on the Board of Directors of


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USI without additional compensation and USI shall, during the Employment Term nominate Executive as a director of USI.

          (b) Executive shall report to the Board of Directors of the Company (the "Board") and the Chief Operating Officer of USI, and shall have such duties and authority, consistent with his position as the senior executive officer of the USI Plumbing Products Company, as shall be assigned to him from time to time by the Board or the Chief Executive Officer or Chief Operating Officer of USI.

          (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal financial and legal affairs and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, the Executive shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to USI and the Company and in no event shall Executive serve on any such board unless approved by the Chief Executive Officer of USI. Service on the corporate boards set forth on Exhibit A hereto is hereby approved.

          (d) Upon request of the Board or the Chief Executive Officer or Chief Operating Officer of USI, the Executive shall also serve as an executive officer or director of affiliates of USI and shall comply with the policy of the USI board of directors with

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regard to retention or forfeiture of director's fees.  Any compensation paid to the Executive as an employee by any such affiliate shall reduce the obligations hereunder.

          3. BASE SALARY. During the Employment Term, the Executive shall be paid a base salary at the annual rate of not less than $460,000. Base salary shall be payable in accordance with the usual payroll practices of the paying entity. Executive's Base Salary shall be subject to annual review by USI or its designee and may be increased, but not decreased, from time to time, except that, prior to a Change in Control, it may be decreased proportionately in connection with an across the board decrease applying to substantially all senior executives of the Company and USI. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

          4. INCENTIVE COMPENSATION. (a) ANNUAL BONUS. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible to participate in an annual bonus plan of the Company or USI, as determined by USI, that provides an annualized cash bonus opportunity with a target bonus potential equal to at least sixty-percent (60%) of Base Salary. In addition, USI will cause the Company to take such actions as may be necessary in respect of the Zurn, Inc. Executive Incentive Plan and the Zurn Long-Term Incentive Plan as may be necessary to provide that for the purposes of determining Executive's awards thereunder that are to be determined with reference to Zurn's performance for its fiscal year ending March 31, 1998, the effects of all transaction costs and non-recurring charges associated with or taken in contemplation of the Mergers shall be disregarded. In the event the Effective Date is later than April 1, 1998, USI will

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cause the Company to pay to the Executive a pro rata portion of the annual target bonus under the Zurn Industries, Inc. Executive Incentive Plan for the fiscal year beginning on April 1, 1998, such pro rata portion to be based on the number of days from April 1, 1998 to the Effective Date, divided by 365. Any amounts payable under the prior Zurn plans in accordance with this paragraph (a) that have not been paid prior to the Effective Date shall be paid to the Executive as soon as practicable after the Effective Date.

          (b) EQUITY. After the Effective Date, USI shall cause the Compensation Committee of its board of directors to grant Executive, on or prior to the thirtieth (30) day after the Effective Date, in a manner that satisfies the requirements for exemption under Rule 16b-3 of the Securities Exchange Act of 1934, a number of restricted shares of common stock of USI equal to $2,000,000 divided by the closing price of common stock of USI on the New York Stock Exchange on the Effective Date of the Mergers or, if not traded on the New York Stock Exchange on such date, on the first day thereafter that such common stock is traded on the New York Stock Exchange (the "Restricted Stock"). Except as otherwise specifically provided in this Agreement, the grant shall provide that the

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Restricted Stock shall become nonforfeitable ("vest") with respect to such shares on the third anniversary of the date of grant provided that Executive is employed by USI on such vesting date. In addition, the grant shall provide that the Restricted Stock shall fully vest (i) on a Change in Control, as defined in
Section 10 hereof of (ii) upon Executive's death or Disability (as defined in Section 7(b) hereof), (iii) if Executive terminates his employment for Good Reason (as defined in Section 7(c) hereof), or (iv) if Executive's employment is terminated by USI other than for Cause.

          (c) OTHER COMPENSATION. USI may upon recommendation of the compensation committee of its board, award to the Executive such other bonuses and compensation as it deems appropriate and reasonable.

          (d) SPECIAL PAYMENT. In lieu of any payments due pursuant to the Prior Change in Control Agreement (other than as provided as surviving in Section 15(b) hereof), USI shall cause the Company to pay to Executive the sum of $3,036,000 in a cash lump sum within ten (10) days after the Effective Date. Except as provided in Section 15(b) hereof, USI and the Company shall have no further obligations under the Prior Change in Control Agreement.

          5. EMPLOYEE BENEFITS AND VACATION. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other pension and welfare employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of senior executives of the Company at a comparable level, in accordance with their

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respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive), subject to (c) and (d) below. Notwithstanding the foregoing, during the Employment Term Executive shall be entitled to employee benefits that are at least comparable, taken in the aggregate, as those generally provided to senior management of USI, as determined in good faith by senior management of USI. Without limiting the foregoing, the Executive shall continue to have the same arrangements with regard to providing, maintaining and operating an automobile as provided to Executive immediately prior to the Effective Date. To the extent permitted under applicable law, fringes and perquisites provided to Executive or the items under Section 6 below shall not be treated as compensation to Executive. To the extent Executive incurs tax on receipt of any of the aforementioned benefits that he would not have incurred under his current arrangement with the Company as modified by the benefits provided pursuant to this Agreement, except as a result of a change in applicable tax law or to the extent of increases in benefits over his current arrangement, as modified herein, the Company shall make an additional payment to Executive in the amount necessary so that he will have no additional cost for receiving such items or any additional payment.

          (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

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          (c)  Upon the Executive's retirement or other termination of employment for any reason, the Executive will be entitled to receive a minimum annual retirement benefit in the amount of $250,000, reduced by 0.5% for each month that the Executive's commencement of benefits precedes the month in which the Executive would attain age 65. The minimum retirement benefit provided by this paragraph will be fully vested and nonforfeitable at all times. The obligations under the first sentence of this paragraph (c) will be offset by the aggregate benefits payable to the Executive under the Zurn Industries Retirement Plan, the Supplemental Executive Retirement Plan of Zurn Industries, Inc. (the "SERP"), and any qualified or nonqualified defined benefit retirement plans of USI, the Company or any of their affiliates in which the Executive participates during the Employment Term. The benefit under this paragraph will be payable in monthly installments, beginning on the first day of the month coinciding with or immediately following the date on which the Executive begins receiving benefits under the Zurn Industries Retirement Plan (or any successor plan) and continuing on the first day of each subsequent month during the life of the Executive, without actuarial reduction for the survivor benefit provided in the next sentence hereof. In the event of the death of the Executive, the Executive's surviving spouse will be entitled to receive 60% of the Executive's benefit for the lifetime of such surviving spouse; such benefit to be paid to the surviving spouse as of the first day of the month following the Executive's death. If the Executive dies after his retirement and if Executive's spouse at the time of his death is more than five (5) years younger than his spouse at the time of his retirement, the aforesaid 60% benefit shall be actuarially adjusted to reflect the age of his then spouse as compared to the

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age of his spouse at the time of his death.  The Executive waives his right under the SERP and the Zurn Industries, Inc. Supplemental Pension Plan to receive an immediate lump sum distribution of his accrued benefit as a result of the Merger, and agrees that his accrued benefit will continue to be payable under each such plan as if the Merger did not constitute a "change in control" as defined in each plan, except that the Executive's present and future accrued benefit under each plan will be fully vested and nonforfeitable at all times.

          (d) Executive shall be entitled to retiree medical benefits upon retirement, on a substantially similar basis, and subject to substantially similar terms, conditions and limitations as the retiree medical benefits provided to senior executives of USI immediately prior to the date Executive's employment terminates (or, if the senior executives of USI are not then eligible to receive upon retirement retiree medical benefits, those provided to senior executives of USI at the time the right of such senior executives to receive retiree medical benefits ceased), excluding any service requirements, but subject to changes in law and provided that such retiree medical benefits shall be coordinated appropriately with Medicare and other similar government programs as reasonably determined by USI. In the event of Executive's death at any time, Executive's surviving spouse shall be entitled to continued retiree medical benefit coverage if, and only to the extent, that such benefits are generally part of the retiree medical plan for senior executives of USI at the time of Executive's retirement. To the extent Executive incurs tax on receipt of any of the benefits under this Section 5(d) that he would not have incurred if he received his retiree medical benefits under the same arrangement that was being used at the time of such retirement

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generally for senior executives of USI, the Company shall make additional payments to Executive, as required, in the amount necessary so that he will have no additional costs for receiving such items or any additional payment.

          6. BUSINESS EXPENSES. The Executive shall be reimbursed for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with applicable policies as in effect from time to time.

               TERMINATION.    The employment of Executive under this Agreement
shall terminate upon the occurrence of any of the following events:

          (i)    the death of Executive;

          (ii) the termination of Executive's employment by USI due to Executive's Disability pursuant to Section 7(b) hereof;

          (iii) the termination of Executive's employment by Executive for Good Reason pursuant to Section 7(c) hereof;

          (iv) the termination of Executive's employment by USI without Cause;

          (v) the termination of employment by Executive without Good Reason upon sixty (60) days prior written notice;

          (vi) the termination of employment by Executive with or without Good Reason during the period running from the date of a Change in Control to twenty-four (24)

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months after the date of such Change in Control (the "Change in Control
Protection Period"), provided that the foregoing commencement date of such right to terminate employment pursuant to this Section 7(a)(vi) shall be delayed until six (6) months after the Change in Control if simultaneous with the Change in Control USI or the person or entity triggering the Change in Control delivers to Executive an irrevocable direct pay letter of credit with regard to the amounts under Section 8(c)(A)(i) and (ii) and satisfying the requirements of Section 7(g) hereof (and further provided that the foregoing shall in no way affect full vesting of Restricted Stock, as well as other restricted stock and options, if any, upon a Change in Control);

          (vii) the termination of Executive's employment by USI for Cause pursuant to Section 7(e);

          (b) DISABILITY. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period, USI may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a Notice of Disability Termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period.

          (c) TERMINATION FOR GOOD REASON. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the

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occurrence of the Good Reason event.  For purposes of this Agreement, "Good
Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof): (i) Any material diminution of Executive's positions, duties or responsibilities hereunder as of the Effective Date (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence and provided that a reduction in the size or number of the units reporting to Executive as a result of dispositions, shall not be a material diminution), or the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position as the Chief Executive Officer of the USI Plumbing Products Company;
(ii) Removal of, or the nonreelection of, the Executive from his position as the Chief Executive Officer of the USI Plumbing Products Company; (iii) A relocation of the USI Plumbing Products Company's principal United States executive offices to a location more than twenty-five (25) miles from Addison, Texas or a relocation of Executive away from such principal United States executive office;
(iv) After a Change in Control, a failure (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate on or after the Effective Date (the "Bonus Plans"), provided that any such Bonus Plans may be modified from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted

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therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) Any material breach by USI of any provision of this Agreement, including without limitation Section 12 hereof; (vi) While an employee of USI or an entity that is a Subsidiary of USI, either failure to be nominated as a director of USI or, if a director, removal from such position;
(vii) Failure of any successor to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of USI hereunder; or (ix) A failure of the Compensation Committee of the board of USI to grant the Executive awards of Restricted Stock in accordance with Section 4(c) hereof.

          (d)    NOTICE OF TERMINATION FOR GOOD REASON.  A Notice of
Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty
(60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Section 7(c)(ii) or (iii) the date may be two (2) days after the giving of such notice.

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          (e)    CAUSE.  Subject to the notification provisions of Section 7(f)
below, Executive's employment hereunder may be terminated by USI for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to USI or the Company or either of their businesses which has a material adverse effect on USI or the Company; (ii) the refusal of Executive to follow the proper written direction of the Board, the board of USI or the Chief Executive Officer or the Chief Operating Officer of USI, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the entity or person giving the direction; (iii) Executive being convicted of a felony (other than a felony involving a motor vehicle) and either (x) exhausting all appeals without a reversal of the conviction or (y) commencing a term of incarceration in a house of detention; (iv) the breach by Executive of any fiduciary duty owed by Executive to USI or the Company which has a material adverse effect on USI or the Company; or (v) Executive's material fraud with regard to USI or the Company.

          (f) NOTICE OF TERMINATION FOR CAUSE. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. Further, a Notification for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds of the entire membership of the board of USI at a meeting of the board of USI which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the board, finding that, in the good faith opinion of the

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board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by USI without Cause.

          (g) The irrevocable direct pay letter of credit required to be delivered pursuant to Section 7(a)(vi) hereof shall be in amount equal to the amount Executive would be entitled to under Section 8(c)(A)(i) and (ii) hereof if he was terminated without Cause upon the Change in Control (the "Occurrence") and have an expiration date of no less than two (2) years after the Occurrence. The Executive shall be entitled to draw on the letter of credit upon presentation to the issuing bank of a demand for payment signed by Executive that states that (i) (A) a Good Reason event has occurred and Executive would be entitled to payment under Section 8(c) of this Agreement if he elected to terminate employment for Good Reason or (B) six (6) months has expired since the Occurrence or (C) Executive is entitled to payment under Section 8(c) of the Agreement and (ii) assuming the event set forth in (i) entitled him to payment under Section 8(c) of this Agreement, the amount USI would be indebted to him at the time of presentation under Section 8(c)(A)(i) and (ii) if he then was eligible to receive payments under Section 8(c). There shall be no other requirements (including no requirement that Executive first makes demand upon USI or that Executive actually terminates employment) with regard to payment of the letter of credit. To the extent the letter of credit is not adequate to cover the amount owed to

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Executive by USI under the Agreement, is not submitted by Executive or is not paid by the issuing bank, USI shall remain liable to Executive for the remainder owed Executive pursuant to the terms of this Agreement. To the extent any amount is paid under the letter of credit it shall be a credit against any amounts USI then or thereafter would owe to Executive under Section 8(c) of the Agreement. The letter of credit shall be issued by a national money center bank with a rating of at least A by Standard and Poors. USI shall bear the cost of the letter of credit.



          8. CONSEQUENCES OF TERMINATION OF EMPLOYMENT. (a) DEATH. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including and without limitation, any declared but unpaid bonus, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to Executive's estate; (ii) the product of (x) the target annual bonus for the fiscal year of Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by USI, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives;
(iii) full accelerated vesting under all outstanding equity-based and long-term incentive plans (with options remaining outstanding as provided under the applicable stock option plan and a pro rata

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payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans); (iv) the survivor benefit to which the Executive's surviving spouse is entitled pursuant to Section 5(c) and survivor health coverage under Section 5(d); (v) subject to
Section 9 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies; (vi) payment on a monthly basis of twelve (12) months of Base Salary, which shall be paid to Executive's spouse, or if she shall predecease him, then to Executive's children (or their guardian if one is appointed) in equal shares; and (vii) payment of the spouse's and dependent's COBRA coverage premiums to the extent, and so long as, they remain eligible for COBRA coverage, but in no event more than three (3) years.
Section 12 hereof shall also continue to apply.

          (b) DISABILITY. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death, and to the extent additional, the supplemental retirement and retiree medical benefits to which the Executive is entitled pursuant to Sections 5(c) and 5(d), provided that the payment of Base Salary shall be reduced by the projected amount he would receive under any long-term disability policy or program maintained by the Company during the twelve (12) month period during which Base Salary is being paid. Section 12 hereof shall also continue to apply.

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          (c)    TERMINATION BY EXECUTIVE FOR GOOD REASON OR FOR ANY REASON
DURING THE CHANGE IN CONTROL PROTECTION PERIOD OR TERMINATION BY USI WITHOUT CAUSE . If (i) outside of the Change in Control Protection Period, Executive terminates his employment hereunder for Good Reason during the Employment Term,
(ii) if a Change in Control occurs and during the Change in Control Protection Period Executive terminates his employment for any reason, or (iii) if Executive's employment with USI is terminated by USI without Cause, Executive shall be entitled to receive (A) in a lump sum within five (5) days after such termination (1) three times Base Salary, (2) three times the highest annual bonus paid or payable to Executive hereunder for any of the previous three completed fiscal years commencing subsequent to the Effective Date, provided that, for purposes of any terminations prior to the close of the first full fiscal year commencing after the Effective Date, his highest annual bonus shall be deemed to be $460,000; (3) any unreimbursed business expenses payable pursuant to Section 6, and (4) any Base Salary, bonus, vacation pay or other deferred compensation accrued or earned but not yet paid at the date of termination; (B) accelerated full vesting under all outstanding equity-based and long-term incentive plans with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans payment being made at the time payments would normally be made under such plans; (C) the supplemental retirement and retiree medical benefits to which the Executive is entitled pursuant to Sections 5(c) and 5(d); (D) subject to Section 9 hereof, any other amounts or benefits due Executive under the then applicable employee benefit plans in which he then participates as shall be determined and paid in accordance

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with such plans, policies and practices; (E) three years of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement in which he then participates, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the defined benefit plan covering Executive); (F) three (3) years of the maximum employer contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (G) payment of the premiums for Executive and his dependents' health coverage for three (3) years under the health plans under which Executive participated at the time of his termination or materially similar benefits. Payments under (G) above may at the discretion of USI be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements, provided that, to the extent Executive incurs tax that he would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, he shall receive an additional payment in the amount necessary so that he will have no additional cost for receiving such items or any additional payment. Section 12 hereof shall also continue to apply.

          (d) TERMINATION WITH CAUSE OR VOLUNTARY RESIGNATION WITHOUT GOOD REASON. If Executive's employment hereunder is terminated (i) by USI for Cause or (ii) by

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Executive without Good Reason outside of the Change in Control Protection
Period, the Executive shall be entitled to receive only his Base Salary through the date of termination, any earned but unpaid bonus, and any unreimbursed business expenses payable pursuant to Section 6, and the supplemental retirement and retiree medical benefits to which the Executive is entitled pursuant to Sections 5(c) and 5(d) (except that Executive shall not be entitled to such retiree medical benefits if Executive's employment is terminated by USI for Cause). Subject to Section 4 hereof, all other benefits (including without limitation restricted stock and options) due Executive following such termination of employment shall be determined in accordance with the plans, policies and practices applicable to Executive.



          9. NO MITIGATION; NO SET-OFF. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of USI or the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

          10. CHANGE IN CONTROL. (a) For purposes of this Agreement, the term "Change in Control of the Company" shall mean the sale of all or substantially all of the assets of the USI Plumbing Products Company in the aggregate, whether pursuant to a single transaction or pursuant to a series of transactions and whether through an asset sale or stock sale, other than (x) to a Parent or a Subsidiary of USI or (y) in connection with a sale of all or
substantially all of the then operating company stock or assets of USI.   For
purposes of this Section 10(a), Parent and Subsidiary shall have the meaning set forth in Section 424 of the Internal Revenue Code (the "Code").

          (b) For purposes of this Agreement, the term "Change in Control of USI" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Act (other than USI, any trustee or other fiduciary holding securities under any employee benefit plan of USI, or any company owned, directly or indirectly, by the stockholders of USI in substantially the same proportions as their ownership of Common Stock of USI), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of USI representing twenty-five (25%) or more of the combined voting power of USI's then outstanding securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with USI to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board of Directors of USI or nomination for election by USI's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) the stockholders of USI approve a merger or consolidation of USI with any other corporation, other than a merger or consolidation which would result in the voting securities of USI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of USI or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of USI (or similar transaction) in which no person acquires more than twenty-five (25%) of the combined voting power of USI's then outstanding securities shall not constitute a Change in Control of USI; or (iv) the stockholders of USI approve a plan of complete liquidation of USI or an agreement for the sale or disposition by USI of all or substantially all of USI's assets other than the sale of all or substantially all of the assets of USI to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of USI at the time of the sale.

          (c) A "Change in Control" shall mean either a "Change in Control of the Company" or a "Change in Control of USI."

          11.    CONFIDENTIAL INFORMATION, NON-COMPETITION AND NON-SOLICITATION
OF THE COMPANY. (a)    Executive acknowledges that as a result of his employment
by USI and the Company, Executive will obtain secret and confidential information as to USI and the Company and their affiliates and USI, the Company and their affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information and that because of the nature of the information that will be known to Executive it is necessary for USI, the Company and their affiliates to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.

          (ii) Executive acknowledges that the retention of nonclerical employees employed by USI, the Company and their affiliates in which USI, the Company or their affiliates have invested training and on which they depend for the operation of their business is important to the businesses of USI the Company and their affiliates, that Executive will obtain unique information as to such employees as an executive USI and of the Company and will develop a unique relationship with such persons as a result of being an executive of USI and the Company and, therefore, it is necessary for USI, the Company and their affiliates to be protected from Executive's Solicitation of such employees as set forth below.

          (iii) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the business of USI, the Company and their affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section 11.

          (b) Competition shall mean: (i) participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where USI, the Company or their affiliates do business) in a business in competition with any business conducted by the USI Plumbing Products Company, provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board.

          (c) Solicitation shall mean: recruiting, soliciting or inducing, of any nonclerical employee or employees of USI, the Company or their affiliates to terminate their employment with, or otherwise cease their relationship with USI, the Company or their affiliates or hiring or assisting another person or entity to hire any nonclerical employee of USI, the Company or their affiliate or any person who within six (6) months before had been a nonclerical employee of USI, the Company or their affiliates.

          (d) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this
Section 11 shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

          (e) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of USI, the Company and their affiliates all secret or confidential information, knowledge or data relating to USI, the Company and their affiliates, and their respective businesses, including any confidential information as to customers of USI the Company and their affiliates, (i) obtained by Executive during his employment by USI, the Company and their affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of USI or the Company or their affiliates, as applicable, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than USI, the Company, their affiliates, and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify USI of any such order and he shall cooperate fully with USI in protecting such information to the extent possible under applicable law.

          (f) Upon termination of his employment with USI, the Company and their affiliates, or at any time as USI or the Company may request, Executive will promptly deliver to USI or the Company, as requested, all documents (whether prepared by USI, the Company, an affiliate, Executive or a third party) relating to USI, the Company, an affiliate or any of their businesses or property which he may possess or have under his direction or control.

          (g) During the Employment Term and for eighteen (18) months thereafter Executive will not enter into Competition with USI, the Company or their affiliates. Furthermore, in the event of any termination of Executive's employment for any reason whatsoever, whether by the Company or by the Executive and whether or not for Cause, Good Reason or expiration of the Employment Term, the Executive for three (3) years thereafter will not engage in Solicitation.

          (h) In the event of a breach or potential breach of this Section 11, Executive acknowledges that USI, the Company and their affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that USI, the Company and their affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 11 enforced.

          12. INDEMNIFICATION. (a) USI agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company, USI and/or any other affiliate of the Company or USI, or is or was serving at the request of any of such companies as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the applicable company to the fullest extent authorized by Delaware law (or if other than USI, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by such company, and shall inure to the benefit of his heirs, executors and administrators.

          (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

          (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the applicable company in advance upon request of Executive and the giving by the Executive of any undertakings required by applicable law.

          (d) Executive shall give the applicable company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the applicable company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

          (e) With respect to any Proceeding as to which Executive notifies the applicable company of the commencement thereof:

          (i) The applicable company will be entitled to participate therein at its own expense; and

          (ii) Except as otherwise provided below, to the extent that it may wish, the applicable company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of the applicable company.

          (f) The applicable company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The applicable company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the applicable company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

          (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 12 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the any company, agreements, vote of stockholders or disinterested directors or otherwise.

          (h) USI shall obtain Officer and Director liability insurance policies covering Executive in the same aggregate amount and under the same terms as are maintained for USI's senior officers and directors, and shall maintain at all times during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $20 million. USI shall maintain for a six (6) year period commencing on the date the Executive ceases to be an employee or director of USI or its affiliates, Officer and Director liability insurance coverage for events occurring during the period the Executive was an employee or director of the Company, USI or any affiliate of either in the same aggregate amount and under the same terms as are maintained for USI's active officers and directors. The phrase "in the same aggregate amount and under the same terms" shall include the same level of self-insurance by USI as shall be maintained for active officers and directors of the Company.

          13. SPECIAL TAX PROVISION. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company or USI (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or USI, any person whose actions result in a change of ownership covered by Internal Revenue Code (the "Code") Section 280G(b)(2) or any person affiliated with the Company, USI or such person) as a result, after the

Effective Date, of a change in ownership of the Company or a direct or indirect parent thereof covered by Code Section 280G(b)(2) (collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), USI shall pay to Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 13 is that (a) the Executive, after paying his federal, state and local income tax, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 13 and (b) that Executive should never be "out-of-pocket" with respect to any tax or other amount subject to this Section 13, whether payable to any taxing authority or repayable to USI, and this Section 13 shall be interpreted accordingly.

          (b) Except as otherwise provided in Section 13(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

          (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by USI and the Executive) (the "Accountant"), deliver a written opinion to Executive, reasonably satisfactory to Executive's legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

          (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

          (c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed:

          (i) to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

          (ii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income.

          (d)(i) (A) In the event that prior to the time Executive has filed any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, Executive shall repay to USI, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

          (B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code
Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, Executive shall file at the request of USI an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to USI until actual refund or credit of such portion has been made to Executive, and interest payable to USI shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion (less any tax Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).

          (C) In the event Executive receives a refund pursuant to (B) above and repays such amount to USI, Executive shall thereafter file for refunds or credits by reason of the repayments to USI.

          (D) Executive and USI shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of USI) if Executive's claim for refund or credit is denied.

          (ii) In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), USI shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

          (iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 13, subject to subpart
(i)(D) above, the Executive shall permit USI to control issues related to this
Section 13 (at its expense), provided that such issues do not potentially materially adversely affect Executive but Executive shall control any other issues. In the event the issues are interrelated, Executive and USI shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of USI to accompany him and Executive and his representative shall cooperate with USI and its representative.

          (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 13 (other than by mutual agreement) or, if not required, agreed to by USI and Executive, Executive shall cooperate fully with USI, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of Executive.

          (e) The Tax Reimbursement Payment, or any portion thereof, payable by USI shall be paid not later than the fifth (5th) day following the determination by the Accountant, and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). USI shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety
(90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, USI shall pay the Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to USI, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

          (f) USI shall be responsible for all charges of the Accountant and if (e) is applicable the reasonable charges for the opinion given by Executive's counsel.

          (g) USI and Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 13 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Section 13(d)(i)(D) hereof.

          14. LEGAL AND OTHER FEES AND EXPENSES. In the event that a claim for payment or benefits under this Agreement is disputed, USI shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, unless the claim by Executive is found to be frivolous by any court or arbitrator.

          15.    MISCELLANEOUS.

          (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

          (b) ENTIRE AGREEMENT/AMENDMENTS. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by USI and the Company and supersedes any policy of USI or the Company with regard to severance payments and any prior agreements between the Company or USI and Executive with regard to employment or severance including without limitation, the Prior Employment Agreement and, except as provided below, the Prior Change in Control Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Notwithstanding the foregoing, Executive's rights under Section 4(iv)(C), (E) and, except for the reference to paragraph (B), (D) of the Prior Change in Control Agreement shall survive with regard to the payments made pursuant to Section 4(d) hereof.

          (c) NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of USI, as the case may be.

          (d) ASSIGNMENT. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by USI only to either an entity which is owned in whole or in part by USI or by any successor to USI or an acquiror of all or substantially all of the assets of the USI Plumbing Products Company, provided such entity or acquiror promptly assumes all of the obligations hereunder of USI in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all obligations of USI herein, shall be the obligations of the assignee entity or acquiror, as the case may be, but USI shall remain secondarily liable for the obligations hereunder. Executive acknowledges that he is aware that USI contemplates assigning this Agreement to the Company on or promptly after the Effective Date. If Executive becomes employed by another entity owned in whole or in part by USI, or remains employed by USI but is administratively assigned to another entity owned in whole or in part by USI, reference herein to the Company shall mean, where applicable, such other entity.

          (e) SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

          (f) COMMUNICATIONS. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to USI shall be directed to the attention of the Chairman of USI with a copy to the Senior Vice President and General Counsel of USI, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

          (g) WITHHOLDING TAXES. USI and the Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

          (h) SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

          (i) COUNTERPARTS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          (j) HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              USI, Inc.



                              By:  /s/ DAVID H. CLARKE
                                  -----------------------------
                                   Name: David H. Clarke
                                   Title: Chairman and Chief Executive Officer

                                   /s/  ROBERT R. WOMACK
                                  ---------------------------------
                                        Robert R. Womack